OPTION AGREEMENT


	AGREEMENT dated March 29, 2002 between Holding Wilson S.A., a French corporation (the "Company"), and Gerard Charlier, an individual residing at 6, rue de Mezieres, 75006 Paris, France
("Charlier").

	This Agreement sets forth the terms and conditions upon which the Company is granting to Charlier an option to sell to the Company those shares of common stock, par value $0.01 per share (the "Shares"), of Paul-Son Gaming Corporation, a Nevada corporation ("PS"), received by Charlier upon the closing of the Agreement and Plan of Exchange and Stock Purchase between PS and Etablissements Bourgogne et Grasset SA (the "Exchange Agreement"). In consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

	In consideration of the mutual agreements contained herein, the parties agree as follows:


ARTICLE I

Definitions.

	As used herein, the following terms shall have the following meanings:

	"Agreement" means this Agreement, any agreement which is supplementary to or in amendment or confirmation of this Agreement, and any exhibits and schedules hereto or thereto.

            "Employment Agreement" means the employment agreement between PS and Charlier in the form attached to the letter agreement dated the date hereof between the Company and Charlier, to be executed following the closing of the Exchange
Agreement.

            "Market Price per Share" means the average closing price of PS Common Stock on NASDAQ or if the PS Common Stock is not then listed on NASDAQ, on the Pacific Stock Exchange or other securities exchange on which the PS Common Stock is then listed, in either case for the thirty (30) trading days preceding the date of the Sale Notice (as hereinafter defined). During any period the PS Common Stock is not listed on either NASDAQ or a securities exchange, "Market Price per Share" shall mean the average of the bid and ask prices quoted for the PS Common Stock on the OTC Bulletin Board for the thirty (30) trading days preceding the date of the Sale Notice.

	"Purchase Price" means the number of Shares to be sold upon exercise of the "Put Option" (as such term is hereinafter defined) multiplied by the Market Price per Share.

	"Put Option" has the meaning set forth in Section 2.01 hereof.

            "Sale Notice" has the meaning set forth in Section
2.02 hereof.

            "Term" has the meaning set forth in Section 5 of the Employment Agreement.

            "Triggering Event" means (i) Charlier's voluntary termination of the Employment Agreement during the Term; or (ii) PS' termination of the Employment Agreement during the Term for any reason other than Charlier's death, Permanent Disability or Cause (each as defined in the Employment Agreement).


ARTICLE II

Put Option

2.01	Grant of Option.  (a) Subject to the terms, conditions and
limitations set forth herein, the Company hereby grants to Charlier an irrevocable option (the "Put Option") to sell to the Company all or any part of the Shares. The Put Option shall not be transferable by Charlier.

	(b) The Put Option may be exercised during the three (3) month period following the occurrence of a Triggering Event (the "Exercise Period"). The Put Option may not be exercised more than once by Charlier during the Exercise Period and any Shares retained by Charlier after the exercise of the Put Option shall no longer be subject to the Put Option.

2.02	Exercise of Put Option.  The Put Option shall be exercisable as provided in Section 2.01 (but not more than once) by irrevocable written notice given by Charlier (the "Sale
Notice") of Charlier's election to exercise the Put Option, specifying the number of Shares for which it is being exercised and the date (not earlier than one hundred eighty (180) days after the date of such notice) upon which the closing of the sale and purchase of Shares shall take place.

2.03	Deliveries at Closing.  At the Put Option closing:

(a) Charlier shall deliver to the Company (A) the certificates representing the Shares being sold, free and clear of any lien or encumbrance thereon, duly endorsed accompanied by stock powers executed in blank and/or such other documents as may be necessary for the transfer of the Shares on the books of PS, all in form acceptable for such purposes, and (B) a certificate stating that the Shares sold are free and clear of any lien or encumbrance thereon and that the representations and warranties of Charlier contained in Article III hereof are true and accurate at and as of the Put Option closing date as though made as and at such date; and

	(b) The Company shall deliver in full payment for the Shares being sold a sum equal to the Purchase Price of such Shares by certified or official bank check or wire transfer of funds to an account designated by Charlier.




ARTICLE III

Representations and Warranties

3.01	Representations and Warranties of the Company.  (a) This
Agreement has been duly and validly authorized and executed by the Company and, subject to any necessary approval of Gaming Regulatory Agencies, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

	(b) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will violate any provision of the organizational documents of the Company, or violate, or be in conflict with, or constitute a default under, any agreement or commitment to which the Company is a party or by which the Company is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

	(c) The Company has not made any assignment for the benefit of creditors, nor does the Company presently have any plans or intentions to do so, nor has any voluntary or involuntary petition in bankruptcy been filed by or against the Company.

            (d) The Company has complied with applicable federal and state securities laws in connection with the issuance of this Agreement (and the rights vested in Charlier therein).

3.02	Representations and Warranties of Charlier.  (a) Subject to
any necessary prior approval of Gaming Regulatory Agencies, this Agreement constitutes a valid and binding obligation of Charlier, enforceable in accordance with its terms.

	(b) Charlier is the sole owner (record, beneficial, equitable or otherwise) of all of the Shares and has good and marketable title to all of the Shares and the complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to the Company valid and marketable title to all of the Shares and there exist no liens, claims, pledges, assessments, options, proxies, equities, voting agreements, charges or encumbrances of whatever nature affecting any of the Shares.

	(c) Upon transfer to the Company by Charlier of the Shares, the Company will have good and marketable title to the Shares, free and clear of all liens, claims, pledges, assessments, options, proxies, equities, voting agreements, charges or encumbrances of whatever nature affecting the Shares.

	(d) There exists no restriction upon the transfer and delivery of the Shares by Charlier, nor is Charlier required to obtain the approval of any person or governmental agency or organization to effect the sale, assignment or transfer of the Shares.

	(e) Neither the execution and delivery of this Agreement by Charlier, nor the transfer of the Shares will violate or be in conflict with, or constitute a default under any agreement or commitment to which Charlier is a party or by which Charlier is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

	(f) Charlier has not made any assignment for the benefit of creditors, nor does Charlier presently have any plans or intentions to do so, nor has any voluntary or involuntary petition in bankruptcy been filed by or against Charlier.

ARTICLE IV

Indemnification

	Each party hereby agrees to indemnify and hold harmless the other, its successors and affiliates from any and all damages, losses, costs and expenses (including reasonable attorneys' fees) which they, or any of them, may incur by reason of the indemnifying party's failure, or alleged failure, to fulfill any of the terms and conditions of this Agreement or by reason of such party's breach of any of the agreements or representations contained herein.

ARTICLE V

Miscellaneous

5.01	Survival of Representations and Warranties.  All
representations, warranties and agreements made by each of the parties in this Agreement shall survive any closing hereunder.

5.02	Expenses.  Except as otherwise provided herein, each of the
parties hereto will pay its own expenses incurred by it or on its behalf in connection with this Agreement or any transaction contemplated by the Agreement, whether or not such transaction shall be consummated, including, without limitation, all fees of their respective attorneys and accountants.

5.03	Notices.  All notices, requests, demand and other
communications required or permitted hereunder ("Notice") shall be in writing and shall be deemed to have been duly given if sent by prepaid certified mail, return receipt requested, by reputable overnight courier service or by telefacsimile to the number indicated below, with a copy by first class mail (postage prepaid), to a party addressed as follows:

	(a)	If to the Company, to:

		Holding Wilson S.A.
		3 Avenue de President Wilson
		75116 Paris, France
		Attention:  President
		Fax No.:  33140738089


                        With a copy to:

		CMS Bureau Francis Lefebvre - New York
		712 Fifth Avenue - 29th Floor
		New York, New York 10019
		Attention:	Carina Levintoff, Esq.
		Fax No.:	(212) 246-2951

	(b)	If to Charlier, to:
                        Gerard Charlier
		6 Rue de Mezieres
		75006 Paris, France
		Fax No.:   33145442776

                        With a copy to:

		Dan R. Waite, Esq.
		Beckley Singleton Chtd.
		530 Las Vegas Blvd. South
		Las Vegas, Nevada  89101
		Fax No.:   (702) 385-9447


or, in each case, to such other address as a party shall furnish to the other party in writing. Notice by certified mail shall be deemed to have been given on the third business day following the date of the returned receipt. Notice by courier service or telefacsimile shall be deemed to have been given on the next business day following delivery to the courier or transmission.

5.05	Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, but neither this Agreement nor any of the rights, interests or obligations hereunder, including, without limitation, the Put Option shall be assigned by Charlier without the prior written consent of the Company which may be withheld in the Company's sole discretion.

5.06	Governing Law, Jurisdiction and Venue.  This Agreement and
the legal relations among the parties hereto shall be governed by and constructed in accordance with the laws of the State of Nevada without regard to its conflicts of law doctrine. All parties agree that the Nevada State and the U.S. Federal courts sitting in Nevada shall have exclusive jurisdiction to enforce the terms of this letter agreement, and the parties hereby consent to that jurisdiction and agree that they will not proceed in or before any other court, tribunal, or government agency or official to seek enforcement of any of the terms of this agreement, except that any judgment entered by a court sitting in Nevada may be enforced by any court of competent jurisdiction in any state or nation.

5.07	Counterparts.  The Agreement may be executed simultaneously
in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.08	Headings.  The headings of the Sections and Articles of this
Agreement are inserted for convenience only and shall not constitute a part hereof.

5.09	Entire Agreement.  This Agreement, including any exhibits
and schedules hereto and other documents and certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any employee or representative of any party hereto.

5.10	Third Parties.  Nothing herein expressed or implied is
intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns any rights or remedies under or by reason of this Agreement.

5.11	Severability.  If in any jurisdiction, any provision of this
Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, of any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

5.12	Further Assurances.  Each party hereto shall execute and
deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

5.13	Amendment and Modification.  This Agreement may only be
amended, modified and supplemented by written agreement of the parties hereto subject to the provisions of Section 5.05 hereof.

5.14	Waiver of Compliance.  Any failure of the Company on the one hand, Charlier, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by Charlier or the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

5.15	Effectiveness.  Notwithstanding anything to the contrary set forth herein, this Agreement shall have no force or effect and shall not become effective unless and until the closing under the Exchange Agreement is consummated. If the Exchange Agreement is terminated for any reason prior to the closing thereof, this Agreement shall automatically terminate without need of further action by either party.

	IN WITNESS WHEREOF, the parties have executed this Agreement, all on the day and year first above written.



							HOLDING WILSON S.A.



							By: _________________
							     Title:



							_____________________
							Gerard Charlier





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